Exhibit 23.1

We consent to the use in this Registration Statement on Form S-4 of First Capital, Inc. of our report dated March 27, 2015 relating to the consolidated financial statements of First Capital, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
September 15, 2015